Exhibit 23.1

 Montgomery Coscia Greilich LLP

Certified Public Accountants

2500 Dallas Parkway, Suite 300

Plano, Texas 75093

972.748.0300 p

972.748.0700 f

Thomas A. Montgomery, CPA Matthew R. Coscia, CPA Paul E. Greilich, CPA Jeanette A. Musacchio James M. Lyngholm Christopher C. Johnson, CPA	J. Brian Simpson, CPA Rene E. Balli, CPA Erica D. Rogers, CPA Dustin W. Shaffer, CPA Gary W. Boyd, CPA Michal L. Gayler, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 31, 2011 accompanying the consolidated financial statements included in the Annual Report of Integrated Security Systems, Inc. on Form 10-K for the years ended June 30, 2011 and 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Integrated Security Systems, Inc. on Form S-3 (File No. 33-89218) and on Form S-8 (File Nos. 333-76558 and 333-163604).

MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

August 31, 2011